KPMG LLP
345 Park Avenue
New York, NY 10154

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC:

We have audited the accompanying statement of assets and liabilities of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC (the Company), including the schedule of investments, as of March 3l, 2009, and the related statement of operations and cash flows for the year then ended, the statements of changes in shareholders’ capital for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended.  These financial statements and financial highlights are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  Our procedures included verification of investments owned as of March 31, 2009, by inspection of investment subscription documents and confirmation with underlying investment funds.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC as of March 31, 2009, the results of its operations and cash flows for the year then ended, the changes in its shareholders’ capital for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

May 29, 2009

KPMG LLP, a U.S. limited liability partnership. is the U.S.
member firm of KPMG International, a Swiss Cooperative.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statement of Assets and Liabilities
March 31, 2009

Assets

Cash and cash equivalents	$40,061,850
Investments in Investment Funds, at fair value (Cost: $478,857,408)	486,647,680
Receivable from Investment Funds	106,065,828
Prepaid professional fees	622,729
Other assets	168,110

Total assets	633,566,197

Liabilities

Redemptions payable	110,541,644
Contributions received in advance	5,390,000
Management fee payable	784,965
Accounts payable and other accrued expenses	1,320,765

Total liabilities	118,037,374

Shareholder’s Capital (512,570.369 Shares Outstanding)	$515,528,823

Net Asset Value per share	$1,005.77

Composition of Shareholders’ Capital
Paid-in capital	$625,658,785
Accumulated net investment loss	(3,054,103)
Accumulated net realized loss on investment transactions	(114,866,131)
Accumulated net unrealized appreciation on investments	7,790,272

Shareholders’ Capital	$515,528,823

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Schedule of Investments
March 31, 2009

	Cost	Fair Value	% of Shareholders’ Capital
Investments in Investment Funds
Directional Equity
Frontpoint Onshore Healthcare Fund 2X LP - b	$7,496,347	$7,494,399	1.45%
Horseman European Select Fund - a	29,000,000	30,980,473	6.01
Horseman Global Fund LTD Class B USD - a	14,500,000	15,251,560	2.96
Meditor European Hedge Fund (B) Ltd. - a	11,000,000	12,088,345	2.34
Passport II LP - b	-	10,649,524	2.07
Sprott Offshore Fund II LTD Class B - a	17,000,000	14,777,578	2.87
Total Directional Equity	78,996,347	91,241,879	17.70

Directional Macro
AAA Asset Management Offshore LTD - a	10,000,000	10,217,935	1.98
Drawbridge Global Macro Fund Ltd Side Pocket 5 - f	23,145	22,637	0.00	*
Drawbridge Global Macro Fund Ltd Side Pocket 6 - f	25,480	34,627	0.01
Drawbridge Global Macro Fund Ltd Side Pocket 4 - f	81,867	70,840	0.01
Drawbridge Global Macro Fund Ltd SPV Assets - f	956,677	975,640	0.19
Drawbridge Global Macro Fund Ltd Side Pocket 7 - f	13,399	24,139	0.00	*
Drawbridge Global Macro Fund Ltd Side Pocket 10 - f	6,378	4,123	0.00	*
Drawbridge Global Macro Fund Ltd Side Pocket 11 - f	6,259	1,557	0.00	*
Drawbridge Global Macro Fund Ltd Side Pocket 12 - f	388,414	207,654	0.04
Drawbridge Global Macro Ltd C1 H10D SP May 9 2008 - f	31,259	29,040	0.01
Total Directional Macro	11,532,878	11,588,192	2.24

Relative Value
AB2 Fund - a	27,500,000	43,486,616	8.44
Bennelong Asia Pacific Multi Strategies EQ Fund Class F USD - a	11,000,000	11,242,594	2.18
Dundonald Fund I LP - b	23,500,000	29,983,653	5.82
Perella Weinberg Partners Xerion Fund LP - b	18,000,000	14,410,871	2.80
Providence MBS Fund, LP - b	17,000,000	19,978,964	3.87
Providence MBS Offshore Fund, LTD - b	17,800,000	24,219,350	4.70
SOLA 1 - d	45,000,000	39,658,665	7.69
Stratus Fund Ltd - Class C - a	3,300,000	6,696,520	1.30
Stratus Feeder Fund LTD Class C - a	4,802,140	5,766,949	1.12
Stratus Fund LTD Double Lev Class C Side Pocket - f	187,975	186,458	0.03
Structured Service Holdings LP - a	17,358,508	23,803,594	4.62
Structured Service Holdings LTD - a	26,500,000	27,378,644	5.31
Tiger Asia Overseas Fund LTD Class B Offshore Fund - b	10,000,000	6,860,852	1.33
Total Relative Value	221,948,623	253,673,730	49.21

Event Driven
Ashmore Asian Recovery Fund Limited - b	11,909,550	10,867,459	2.11
Carrington Investment Partners ( US ) LP - b	11,200,000	5,530,441	1.07
Cevian Capital II LTD USD - d	14,550,718	5,650,414	1.10
CPIM Structured Credit Fund 1000 INC - b	8,000,000	1,766,545	0.34
CPIM Structured Credit Fund 1500 INC - c	6,168,368	934,498	0.18
Harbinger Capital Partners Offshore Fund I, LTD - b	17,354,756	7,320,141	1.42
Harbinger Capital Partners Class L Holdings Series 2 - f	378,000	441,589	0.09
Harbinger Capital Partners Class PE Holdings Series 1 - f	6,944,000	6,464,617	1.25
Lincoln Vale European Partners (US) Fund LP - c	5,000,000	3,950,014	0.77
Marathon Distressed Subprime Fund (Cayman) LTD Class A - b	5,000,000	3,581,010	0.69
Marathon Special Opp Fund LTD SP 2 - f	1,173,382	1,030,671	0.20
Marathon Special Opp LTD SP 4 -f	588,093	467,881	0.09
Marathon Structured Finance Fund LTD - d	20,700,000	14,678,181	2.85
Marathon Special Opportunity Fund LTD Ser. 31 Dec 2008 - f	2,044,615	2,064,554	0.40
Marathon Special Opportunity Fund LTD SP6 - f	276,235	244,588	0.05
New Amsterdam European Credit Fund Class A - a	1,249,738	144,334	0.03
Pardus Special Opportunities Fund I, LTD - b	15,000,000	3,083,325	0.60
Paulson Advantage Plus LP - b	18,500,000	50,177,649	9.73
Stark Investments Structured Finance Onshore Fund - d	9,442,105	5,186,888	1.01
Trian Partners Ltd - d	10,900,000	6,559,080	1.27
Total Event Driven	166,379,560	130,143,879	25.25

Total Investments in Investment Funds	$478,857,408	$486,647,680	94.40

Other Assets, less Liabilities		28,881,143	5.60

Shareholders’ Capital		$515,528,823	100.00%

Note:  Investments in underlying Investment Funds are categorized by investment strategy.
* Due to rounding
a - Redemptions permitted monthly
b - Redemptions permitted quarterly
c - Redemptions permitted semi annually
d - Redemptions permitted annually
e - Redemptions permitted anytime
f - Illiquid\reimbursed only when underlying investment is realized or converted to regular interest in Investment Fund

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statement of Operations
Year Ended March 31, 2009

Investment income
Interest income	$34,787

Total investment income	34,787

Expenses
Management fees	9,735,948
Redemption fees	2,199,068
Risk Monitoring fees	1,517,930
Interest expense	1,232,776
Accounting fees	1,174,333
Professional fees	886,342
Directors’ fees and expenses	87,000
Marketing fees	29,418
Custodian fees	28,111
Miscellaneous expenses	420,206

Total expenses	17,311,132

Net investment loss	(17,276,345)

Realized and unrealized loss on investments in Investment Funds:

Net realized loss on sales of investments in Investment Funds	(47,690,528)
Net change in unrealized appreciation on investments in Investment Funds	(46,582,350)
Net realized and unrealized loss on investments in Investment Funds	(94,272,878)

Net decrease in Shareholders’ Capital from operations	$(111,549,223)

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statements of Changes in Shareholders’ Capital

For the Years Ended March 31, 2009 and 2008

	2009	2008
Operations

Net investment loss	$(17,276,345)	$(12,346,338)
Net realized gain/(loss) on sales of investments in Investment Funds	(47,690,528)	22,217,947
Net change in unrealized appreciation/(depreciation) on investments in Investment Funds	(46,582,350)	18,264,850

Net increase/(decrease) in Shareholders’ Capital
from Operations	(111,549,223)	28,136,459

Distributions to Shareholders
Distributions from net investment income	(122,666)	-
Distributions from net realized gains	(17,339,104)	(32,217,900)

Decrease in Shareholders’ Capital
from Distributions to Shareholders	(17,461,770)	(32,217,900)

Shareholders’ Capital Transactions

Capital contributions	256,965,644	273,955,009
Reinvestment of distributions	15,476,284	30,867,813
Capital withdrawals	(199,611,798)	(56,242,519)

Increase in Shareholders’ Capital
from Capital Transactions	72,830,130	248,580,303

Shareholders’ Capital at beginning of year	571,709,686	327,210,824

Shareholders’ Capital at end of year (512,570.369 and
469,978.204 shares outstanding at March 31, 2009 and 2008,
respectively)	$515,528,823	$571,709,686

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statement of Cash Flows
Year Ended March 31, 2009

Cash flows from operating activities
Net decrease in Shareholders’ Capital from operations	$(111,549,223)
Adjustments to reconcile net decrease in Shareholders’ Capital from operations to net cash used in operating activities:
Purchases of investments in Investment Funds	(291,803,705)
Proceeds from dispositions of investments in Investment Funds	272,858,316
Net realized loss on sales of investments in Investment Funds	47,690,528
Change in net unrealized appreciation on investments in Investment Funds	46,582,350
Changes in operating assets and liabilities:
Increase in receivable from Investment Funds	(62,664,755)
Increase in prepaid professional fees	(144,388)
Decrease in other assets	51,169
Decrease in management fee payable	(650,610)
Decrease in interest payable	(361,137)
Increase in accounts payable and other accrued expenses	495,402
Net cash used in operating activities	(99,496,053)

Cash flows from financing activities
Capital contributions	203,788,186
Distributions paid in cash	(1,985,486)
Payments for shares redeemed	(97,082,788)
Proceeds from loan payable	143,000,000
Payments for loan payable	(168,400,000)
Net cash provided by financing activities	79,319,912

Net decrease in cash and cash equivalents	(20,176,141)

Cash and cash equivalents at beginning of year	60,237,991
Cash and cash equivalents at end of year	$40,061 ,850

Supplemental non-cash information:

Decrease in contributions received in advance	$(53,177,458)
Increase in redemptions payable	102,529,010

Supplemental cash flow information:

Interest paid during the year	$1,593,914

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC
Financial Highlights

	Year Ended		Year Ended	Year Ended	Year Ended	Year Ended
	March 31, 2009		March 31, 2008	March 31, 2007	March 31, 2006	March 31, 2005

Net Asset Value, beginning of year:	$1,216.46		$1,207.54	$1,241.60	$1,115.09	$1,099.37
Income from investment operations*:
Net investment loss	(29.47)		(34.29)	(28.26)	(26.88)	(32.25)
Net realized and unrealized gain/(loss) on investments	(153.56)		133.84	108.05	153.39	47.97
Total from investment operations	(183.03)		99.55	79.79	126.51	15.72
Distributions from net investment income	-		-	(47.12)	-	-
Distributions from net realized gain	(27.66)		(90.63)	(66.73)	-	-

Net Asset Value, end of year:	$1,005.77		$1,216.46	$1,207.54	$1,241.60	$1,115.09

Total Return	(15.05%)		8.24%	6.43%	11.35%	1.43%

Ratios/Supplemental Data:
Net assets, end of year	$515,528,823		$571,709,686	$327,210,824	$188,116,360	$205,082,664
Portfolio turnover	41.45%		30.05%	69.45%	57.90%	25.24%
Ratio of expenses to average net assets	2.63	% **	2.90%	2.51%	2.60%	3.06%
Ratio of net investment loss to average net assets	(2.62	%) **	(2.87%)	(2.37%)	(2.35%)	(2.95%)

*      Per share data for income from investment operations is computed using the total of monthly income and expense divided by beginning of month shares.
**    As noted in Note 10 of the accompanying notes, the ratios above include redemption fees of $2,199,068.  Had the Fund not incurred these fees, the ratio of expenses to average net assets and the ratio of net investment loss to average net assets would have been 2.30% and (2.29%), respectively.

The above ratios may vary for individual investors based on the timing of capital transactions during the period.

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2009

1.     Organization

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC (the “Company”) was organized as a Delaware Limited Liability Company on August 16, 2002.  The Company is registered under the Investment Company Act of 1940 (the “1940 Act”) as amended, as a closed-end, non-diversified management investment company.  The Company is also registered under the Securities Act of 1933 (“1933 Act”).

The investment objective of the Company is to achieve capital appreciation principally through investing in investment funds (“Investment Funds”) managed by third-party investment managers (“Investment Managers”) that employ a variety of alternative investment strategies.  These investment strategies allow Investment Managers the flexibility to use leverage or short-side positions to take advantage of perceived inefficiencies across the global markets, often referred to as “alternative” strategies.  Because Investment Funds following alternative investment strategies are often described as hedge funds, the investment program of the Company can be described as a fund of hedge funds.

Shares of the Company (“Shares”) are sold to eligible investors (referred to as “Shareholders”).  The minimum initial investment in the Company from each Shareholder is $25,000; the minimum additional investment is $10,000.

Citigroup Alternative Investments LLC (“CAI” or the “Adviser”), a Delaware limited liability company and an indirect, wholly owned subsidiary of Citigroup Inc., serves as the Company’s investment adviser.  The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and, among other things, is responsible for the allocation of the Company’s assets to various Investment Funds.  Under the Company’s governing documents, the Company has delegated substantially all authority to oversee the management of the operations and assets of the Company to the Board of Directors.

2.     Significant Accounting Policies

Investments in Investment Funds are subject to the terms of the respective limited partnership agreements, limited liability company agreements, offering memoranda and such negotiated “side letter” or similar arrangements as the Adviser may have entered into with the Investment Fund on behalf of the Company.  The Company values these investments at fair value.

a.       Portfolio Valuation

The net asset value of the Company is determined as of the close of business at the end of each month in accordance with the valuation principles set forth below or as may be determined from time to time pursuant to policies established by the Board of Directors.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2009 (continued)

The Company’s investments in Investment Funds are carried at fair value as determined by the Company’s pro-rata interest in the net assets of each Investment Fund.

All valuations utilize financial information supplied by each Investment Fund and are net of management and performance incentive fees or other allocations payable to the Investment Funds’ managers as required by the Investment Funds’ agreements.  Each Investment Manager to which the Adviser allocates assets will charge the Company, as an investor in an underlying Investment Fund, an asset-based fee, and some or all of the Investment Managers will receive performance-based compensation in the form of an incentive fee.  The asset-based fees of the Investment Managers are generally expected to range from 1% to 3% annually of the net assets under their management and the incentive fee is generally expected to range from 15% to 25% of net profits annually.

The Company may invest in Investment Funds that may designate certain investments within those Investment Funds, typically those that are especially illiquid and/or hard to value, as “special situation” (often called “Side-Pocket”) investments with additional redemption limitations.  Such a Side-Pocket is, in effect, similar to a private equity fund that requires its investors to remain invested for the duration of the fund and distributes returns on the investment only when liquid assets are generated within the fund, typically through the sale of the fund’s illiquid assets in exchange for cash.

As a general matter, the fair value of the Company’s investment in an Investment Fund represents the amount that the Company can reasonably expect to receive if the Company’s investment was sold in an orderly transaction at the time of valuation.  The Investment Funds provide for periodic redemptions ranging from monthly to annually.  Investment Funds generally require advance notice of a Shareholder’s intent to redeem its interest, and may, depending on the Investment Funds’ governing agreements, deny or delay a redemption request.  The Company considers if a liquidity discount on any Investment Fund should be taken due to redemption restrictions or suspensions by the Investment Fund.  However, the effects of any discounts were determined by the Advisor to be insignificant at March 31, 2009, and therefore, no discounts were applied to the fair value of the Investment Funds.  The underlying investments of each Investment Fund are accounted for at fair value as described in each Investment Fund’s financial statements.  The Investment Funds may invest a portion of their assets in restricted securities and other investments that are illiquid.

Retroactive adjustments to the Company’s net asset value might be made after the valuation date which could impact the net asset value per share at which shareholders purchase or sell Company shares.  The valuations reported by the Investment Funds, upon which the Company calculates its month end net asset value may be subject to adjustment subsequent to the valuation date, based on information which becomes available after that valuation date.  For example, fiscal year-end net asset values of an Investment Fund may be revised as a result of a year-end audit performed by the independent auditors of that Investment Fund.  Other adjustments to the Company’s net asset value may also occur from time to time, such as from the misapplication by the Company or its agents of the valuation policies described in the Company’s valuation procedures.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2009 (continued)

Retroactive adjustments to the Company’s net asset value, which are caused by adjustments to the Investment Funds values or by a misapplication of the Company’s valuation policies, that are able to be made within 90 days of the Valuation Date(s) to which the adjustment would apply will be made automatically unless determined to be de minimis.  Other potential retroactive adjustments, regardless of whether their impact increases or decreases the Company’s net asset value, will be made only if they both (i) are caused by a misapplication of the Company’s valuation policies and (ii) deemed to be material.  All retroactive adjustments are reported to the Company’s Valuation Committee and to affected shareholders.

Effective June 30, 2009, the Company will adopt a policy which permits revisions to the number of shares purchased or sold by shareholders due to retroactive adjustments made under the circumstances described above which occur within 90 days of the Valuation Date.  Prior to June 30, 2009, that automatic 90-day adjustment period was not in effect and retroactive valuation or share adjustments were not made.

In circumstances where a retroactive adjustment is not made under the circumstances described above, then shares purchased or sold by shareholders will not be adjusted.  As a result, to the extent that the subsequent impact of the event which was not adjusted adversely affects the Company’s net asset value, the outstanding Shares of the Company will be adversely affected by prior repurchases made at a net asset value per share higher than the adjusted value.  Conversely, any increases in net asset value per share resulting from such subsequent impact will be to the benefit of the holders of the outstanding Shares of the Company and to the detriment of Shareholders who previously had their Shares repurchased at a net asset value per Share lower than the post-impact value.  New Shareholders may be affected in a similar way, because the same principles apply to the purchase of Shares.

b.       Income Recognition and Expenses

Interest income is recorded on an accrual basis.  Income, expenses and realized and unrealized gains and losses are recorded monthly.

The change in an Investment Fund’s net asset value is included in net change in unrealized appreciation on investments in Investment Funds on the Statement of Operations.  The Company records a realized gain or loss on its investment in Investment Funds only to the extent that the cost of such investment as well as any Side Pocket has been fully recovered through previous redemptions from investment in Investment Funds.

The Company bears all expenses incurred in the course of its operations, including, but not limited to, the following:  all costs and expenses related to portfolio transactions and positions for the Company’s account; professional fees; costs of insurance; registration expenses; and expenses of meetings of the Board of Directors.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2009 (continued)

c.       Income Taxes

The Company operated as a partnership from inception through September 30, 2005.  As of October 1, 2005, the Company became a corporation that is taxed as a regulated investment company.

It is the Company’s intention to meet the requirements of the Internal Revenue Code applicable to regulated investment companies (RIC) and distribute substantially all of its taxable net investment income and capital gains, if any, to shareholders each year.  Therefore, no federal income or excise tax provision is required for the Company’s financial statements.  While the Company intends to distribute substantially all of its taxable net investment income and capital gains, in the manner necessary to avoid imposition of the 4% excise tax as described above, it is possible that some excise tax will be incurred.  In such event, the Company will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

The Company has analyzed tax positions taken or expected to be taken in the course of preparing the Company’s tax return for all open tax years and has concluded, as of March 31, 2009, no provision for income tax would be required in the Company’s financial statements.  The Company’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

d.       Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and monies invested in money market deposit accounts that are accounted for at amortized cost, which approximates fair value.

e.       Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Changes in the economic environment, financial markets, and any other parameters used in determining these estimates could cause actual results to differ materially.

3.     Fair Value Disclosures

In September 2006, the Statement of Financial Accounting Standards No. 157 - Fair Value Measurements (“SFAS 157”), was issued by the FASB and is effective for fiscal years beginning after November 15, 2007.  SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS 157 requires disclosure surrounding the various inputs that are used in determining the value of the Company’s investments.  These inputs are summarized into the three broad levels listed below.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2009 (continued)

Level 1- Unadjusted quoted prices in active markets for identical securities
Level 2- Other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)
Level 3- Significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments).

The notion of unobservable inputs is intended to allow for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Under Level 3, the owner of an asset must determine valuation based on its own assumptions about what market participants would take into account in determining the fair value of the asset, using the best information available.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The following is a summary of the inputs used as of March 31, 2009, in valuing the Company’s assets and liabilities carried at fair value:

Investment in Investment Funds

Level 1	-
Level 2	-
Level 3	$486,647,680
Total	$486,647,680

Following is a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining fair value:

Balances as of March 31, 2008	$561,975,169
Realized gain/loss	$(47,690,528)
Change in unrealized appreciation (depreciation)	$(46,582,350)
Net purchases (sales)	$18,945,389
Net transfers in and out	_
Level 3
Balance as of March 31, 2009	$486,647,680
The amount of total gains or losses for the year included in changes in shareholders’ capital attributable to the change in unrealized appreciation (depreciation) relating to assets still held at year end.	$(43,079,897)

All net unrealized gains/(losses) in the table above are reflected in the accompanying Statement of Operations.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2009 (continued)

4.     Management Fee, Administrative Fee, Related Party Transactions and Other

The Adviser provides certain management and administrative services to the Company.  The Adviser acts primarily to evaluate and select Investment Managers, to allocate assets, to establish and apply risk management procedures, and to monitor overall investment performance.  In addition, the Adviser also provides office space and other support services.  In consideration for such services, The Company will pay the Adviser a monthly management fee of 0.125% (1.5% annually) based on end of month Shareholder’s capital.

In addition, the Adviser allocated certain marketing fees of $29,418 to the Company during the year ended March 31, 2009.

Placement agents may be retained by the Company to assist in the placement of the Company’s Shares.  A placement agent will generally be entitled to receive a fee from each investor in the Company whose shares the agent places.  The specific amount of the placement fee paid with respect to a Shareholder is generally dependent on the size of the investment in the Company.

Citigroup Global Markets, Inc. (“CGM”), an affiliate of CAI and a wholly owned subsidiary of Citigroup, Inc. serves as a placement agent of the Company’s Shares.  For the year ended March 31, 2009, the Company paid $2,130,577 in placement fees to CGM on the Company’s Shares.  Such fees are deducted from an investor’s gross contribution amount.

The Company has entered into agreements with third parties to act as additional placement agents for the Company’s Shares.  Placement fees may range from 0 to 3%.  In addition to the placement fee paid by Shareholders, the Adviser and/or its affiliates will pay placement agents an annual fee.  The annual fee is paid from the Adviser’s own resources (or those of its affiliates).

CAI, and PNC Global Investment Servicing Inc. (“PNCGIS”), an independent third party and wholly-owned subsidiary of The PNC Financial Services Group, have separate agreements with the Company and act as co-administrators to the Company.  CAI, as co-administrator, receives no fees for providing administrative services to the Company.  PNCGIS provides certain accounting, recordkeeping, tax and investor related services.  PNCGIS charges fees for their services based on a rate applied to the average net assets and are charged directly to the Company.

Effective January 1, 2008, each Director who is not an “interested person” of the Company, as defined by the 1940 Act, receives an annual retainer of $20,000 plus a Board of Directors meeting fee of $1,000 and a telephone meeting fee of $500.  The Chairman of the Audit Committee receives an additional fee of $3,000 per year.  Any Director who is an “interested person” does not receive any annual or other fee from the Company.

All Directors are reimbursed for all reasonable out of pocket expenses.  Total amounts expensed related to Directors by the Company for the year ended March 31, 2009 were $87,000.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2009 (continued)

PFPC Trust Company (an affiliate of PNCGIS) serves as custodian of the Company’s assets and provides custodial services for the Company.  Fees payable to the custodian and reimbursement for certain expenses are paid by the Company.  Total amounts expensed related to custodian fees by the Company for the year ended March 31, 2009 were $28,111.

4.     Securities Transactions

The following table lists the aggregate purchases and proceeds from sales of Investment Funds for the year ended March 31, 2009, net unrealized appreciation, gross unrealized appreciation, and gross unrealized depreciation from inception to March 31, 2009.

Cost of purchases	$291,803,705
Proceeds from sales	$272,858,316

Gross unrealized appreciation	$90,284,100
Gross unrealized depreciation	82,493,828
Net unrealized appreciation	$7,790,272

5.     Contributions, Redemptions, and Allocation of Income

Generally, initial and additional subscriptions for Shares may be accepted as of the first day of each month.  CAI has been authorized by the Board of Directors of the Company to accept or reject any initial and additional subscriptions for shares in the Company.  The Board of Directors from time to time and in its complete and exclusive discretion, may determine to cause the Company to repurchase shares from Shareholders pursuant to written tenders by Shareholders on such terms and conditions as it may determine.  CAI expects that it typically will recommend to the Board of Directors that the Company offer to repurchase shares from Shareholders quarterly, on each March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the immediately preceding business day).

Transactions in shares were as follows the years ended March 31, 2009 and 2008:

	March 31, 2009	March 31, 2008
Shares outstanding, beginning of year	469,978.204	270,972.304
Shares purchased	217,973.542	219,390.921
Shares issued for reinvestment of distributions	15,907.561	24,801.593
Shares redeemed	(191,288.938)	(45,186.614)
Shares outstanding, end of year	512,570.369	469,978.204

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2009 (continued)

6.     Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Investment Funds in which the Company invests trade various financial instruments and enter into various investment activities with off-balance sheet risk.  These include, but are not limited to, short selling activities, writing option contracts and entering into equity swaps.  The Company’s risk of loss in these investment funds is limited to the value of it’s investment in the respective Investment Funds.

7.     Income Tax Information
The tax components of capital shown in the table below represent distribution requirements the Company must satisfy under the income tax regulations, losses the Company may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

Undistributed ordinary income	Undistributed long- term capital gain	Post-October capital loss	Net Unrealized Depreciation

$0	$0	$(35,743,773)	$(74,386,189)

The primary difference between the book and tax appreciation or depreciation of Investment Funds is attributable to adjustments to the tax basis of Investment Funds based on allocation of income and distributions from Investment Funds and the tax realization of financial statement unrealized gain or loss.  In addition, the cost of Investment Funds for Federal income tax purposes is adjusted for items of taxable income allocated the Company from the Investment Funds.  The allocated taxable income is reported to the Company by each Investment Fund on Schedule K-1.  The aggregate cost on Investment Funds for federal income tax purposes is therefore calculated and presented annually as of March 31.  The aggregate cost on Investment Funds and the composition of unrealized appreciation and depreciation on Investment Funds for federal income tax purposes is noted below.

Federal tax cost of Investment Funds	$561,033,869

Gross unrealized appreciation	-
Gross unrealized depreciation	$(74,386,189)
Net unrealized appreciation	$(74,386,189)

Net investment income (loss) and net realized gain (loss) differ for financial statement and tax purposes.  The character of dividends and distributions made during the fiscal year from net investment income or net realized gains differ from their ultimate characterization for federal income tax purposes.  Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed differ from the fiscal year in which the income or net realized gain was recorded by the Company.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2009 (continued)

Accordingly, the following amounts have been reclassified for March 31, 2009, and are primarily due to the different book to tax treatment for the distributive share of partnership items, the Company’s net operating loss, different book to tax treatment for gains realized on the sale of investment funds classified as passive foreign investment companies and a non-deductable excise tax.

Net assets of the Company were unaffected by the reclassifications.

Accumulated net investment income (loss)	Accumulated net realized loss on investments	Paid-in capital
$21,526,654	$(24,209,865)	$2,683,211

For the year ended March 31, 2009, the tax character of distributions paid by the Company was $6,403,370 ordinary income and $11,058,400 long-term capital gains.  For the year ended March 31, 2008, the tax character of distributions paid by the Company was $5,892,742 ordinary income and $26,325,158 of long term capital gains.  Distributions from net investment income and short-term capital gains are treated as ordinary income for federal income tax purposes.

As permitted by federal tax rules, the Company intends to treat capital losses of $35,743,773 incurred between November 1, 2008 and March 31, 2009 as being incurred during the tax year ending on March 31, 2010.  These losses are available to offset future capital gains, if any.

8.     Loan Payable

On December 27, 2006, the Company entered into a Credit and Security Agreement with an unaffiliated bank for a $125,000,000 revolving credit facility (the “Credit Facility”).  The Credit Facility was used in connection with investment activities, for cash management purposes, to fund the repurchase of Shares or for temporary or emergency purposes as permitted under the Offering Memorandum.  Interest expense on the amount borrowed during the year ended March 31, 2009 was $1,232,776, all of which has been paid.  The Credit Facility matured on December 27, 2008.  While the Company is currently considering entering into a new Credit and Security Agreement, there is no guarantee that the Company will be successful in securing a new facility.

9.     Redemption Penalty

During the year ended March 31, 2009, the Company paid redemption penalties totaling $2,199,068.  The redemption penalties were charged to the Company for redeeming its interests of certain Investment Funds prior to the expiration of applicable lock-up periods.  The payment of these penalties released the Company from any further liability for its investments in the applicable Investment Funds and is recorded as an operating expense in the Statement of Operations.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Federal Tax Information (Unaudited)

The Company hereby designates $11,058,400 of distributions from net realized gains paid during the year ended March 31, 2009 as capital gain dividends.

For individual shareholders, 18.71% of the ordinary income dividends paid during the year ended March 31, 2009 have been designated as qualified dividend income.

For corporate shareholders, 7.58% of the ordinary income dividends paid during the year ended March 31, 2009 have been designated as being eligible for the corporate dividends received deduction.

For non-U.S. shareholders, the Company designates $6,280,679 of distributions paid from net realized gains during the year ended March 31, 2009 as short-term capital gain dividends.  This Provision expires for the Company’s fiscal years beginning after March 31, 2010.